Exhibit 10.1

COMMERCIAL LEASE AGREEMENT

THIS LEASE (this "Lease") dated this 26th day of July, 2019,

BETWEEN:

GLEN F. CEILEY AND BARBARA A. CEILEY REVOCABLE TRUST of 304 Evening Star Lane, Newport Beach, CA 62660

Telephone: (714) 693-2901 Fax:
(the "Landlord")

OF THE FIRST PART

- AND -

BISCO INDUSTRIES of 1500 Lakeveiw Loop, Anaheim, CA 92678

Telephone: (714) 693-2901

(the "Tenant")

OF THE SECOND PART

IN CONSIDERATION OF the Landlord leasing certain premises to the Tenant, the Tenant leasing those premises from the Landlord and the mutual benefits and obligations set forth in this Lease, the receipt and sufficiency of which consideration is hereby acknowledged, the Parties to this Lease (the "Parties") agree as follows:

Definitions

1.	When used in this Lease, the following expressions will have the meanings indicated:
a.	"Additional Rent" means all amounts payable by the Tenant under this Lease except Base Rent, whether or not specifically designated as Additional Rent elsewhere in this Lease;
b.	"Building" means all buildings, improvements, equipment, fixtures, property and facilities from time to time located at 5037/5065 E Hunter Ave, Anaheim, CA 92807, as from time to time altered, expanded or reduced by the Landlord in its sole discretion;
c.	"Common Areas and Facilities" mean:

i.	those portions of the Building areas, buildings, improvements, facilities, utilities, equipment and installations in or forming part of the Building which from time to time are not designated or intended by the Landlord to be leased to tenants of the Building including, without limitation, exterior weather walls, roofs, entrances and exits, parking areas, driveways, loading docks and area, storage, mechanical and electrical rooms, areas above and below leasable premises and not included within leasable premises, security and alarm equipment, grassed and landscaped areas, retaining walls and maintenance, cleaning and operating equipment serving the Building; and

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ii.	those lands, areas, buildings, improvements, facilities, utilities, equipment and installations which serve or are for the useful benefit of the Building, the tenants of the Building or the Landlord and those having business with them, whether or not located within, adjacent to or near the Building and which are designated from time to time by the Landlord as part of the Common Areas and Facilities;
d.	"Leasable Area" means with respect to any rentable premises, the area expressed in square feet of all floor space including floor space of mezzanines, if any, determined, calculated and certified by the Landlord and measured from the exterior face of all exterior walls, doors and windows, including walls, doors and windows separating the rentable premises from enclosed Common Areas and Facilities, if any, and from the center line of all interior walls separating the rentable premises from adjoining rentable premises. There will be no deduction or exclusion for any space occupied by or used for columns, ducts or other structural elements;
e.	"Premises" means the building at 5037/5065 E Hunter Ave, Anaheim, CA 92807.
f.	"Rent" means the total of Base Rent and Additional Rent.

Intent of Lease

2.	It is the intent of this Lease and agreed to by the Parties to this Lease that rent for this Lease will be on a gross rent basis meaning the Tenant will pay the Base Rent and any Additional Rent and the Landlord will be responsible for all other service charges related to the Premises and the operation of the Building save as specifically provided in this Lease to the contrary.

Leased Premises

3.	The Landlord agrees to rent to the Tenant the building municipally described as 5037/5065 E Hunter

Ave, Anaheim, CA 92807, (the "Premises").

The Premises will be used for only the following permitted use (the "Permitted Use"):

Office, Warehouse.

4.	While the Tenant, or an assignee or subtenant approved by the Landlord, is using and occupying the Premises for the Permitted Use and is not in default under the Lease, the Landlord agrees not to Lease space in the Building to any tenant who will be conducting in such premises as its principal business, the services of: Office, Warehouse.

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5.	Subject to the provisions of this Lease, the Tenant is entitled to the use of parking (the 'Parking') on or about the Premises. Only properly insured motor vehicles may be parked in the Tenant's space.

Term

6.	The term of the Lease commences at 12:00 noon on September 2, 2019 and ends at 12:00 noon on August 31, 2029 (the "Term").
7.	Notwithstanding that the Term commences on September 2, 2019, the Tenant is entitled to possession of the Premises at 12:00 noon on September 1, 2019.
8.	Should the Tenant remain in possession of the Premises with the consent of the Landlord after the natural expiration of this Lease, a new tenancy from month to month will be created between the Landlord and the Tenant which will be subject to all the terms and conditions of this Lease but will be terminable upon either party giving one month's notice to the other party.

Rent

9.	Subject to the provisions of this Lease, the Tenant will pay a base rent of $66,300.00, payable per month, for the Premises (the "Base Rent"), without setoff, abatement or deduction. In addition to the Base Rent, the Tenant will pay for any fees or taxes arising from the Tenant's business.
10.	The Tenant will pay the Base Rent on or before the first of each and every month of the Term to the Landlord.
11.	The Base Rent for the Premises will increase BY 2.5% over the Term of the Lease as follows: First year - $66,300.00, Second year - $67,957.50, Third year - $69,656.40, Fourth year - $71,397.80, Fifth year - $73,182.70, Sixth year - $75,012.30, Seventh year - $76,887.60, Eighth year - $78,809.80, Ninth year - $80,780.00, Tenth year - $82,799.50.
12.	No acceptance by the Landlord of any amount less than the full amount owed will be taken to operate as a waiver by the Landlord for the full amount or in any way to defeat or affect the rights and remedies of the Landlord to pursue the full amount.

Use and Occupation

13.	The Tenant will open the whole of the Premises for business to the public fully fixtured, stocked and staffed on the date of commencement of the Term and throughout the Term, and will continuously occupy and utilize the entire Premises in the active conduct of its business in a reputable manner on such days and during such hours of business as may be determined from time to time by the Landlord.
14.	The Tenant covenants that the Tenant will carry on and conduct its business from time to time carried on upon the Premises in such manner as to comply with all statutes, bylaws, rules and regulations of any federal, state, municipal or other competent authority and will not do anything on or in the Premises in contravention of any of them.

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Option to Purchase

15.	Provided the Tenant is not currently in default in the performance of any term of this Lease, the Tenant will have the option to purchase (the "Option") the Premises at fair market value as determined by the average of three independent appraisals made within 15 days of exercising the Option (the "Purchase Price"). The Landlord and Tenant will each select their own appraiser. If this option has been exercised, the Parties to this Lease may enter into a separate agreement to purchase the Premises. This agreement will incorporate all the key points provided in this option.
16.	This Option may be exercised at any time after September 2, 2019 and prior to the end of the original term of this Lease. Upon expiration of the Option, the Landlord will be released from all obligations to sell the Premises to the Tenant. If the Tenant does not exercise the Option prior to its expiration, all rents and other charges paid under this Lease will be retained by the Landlord, and neither party will have any further rights or claims against each other concerning the Option.
17.	The Option will be exercised by mailing or delivering written notice to the Landlord prior to the expiration of this Option. Notice, if mailed will be by certified mail, postage prepaid, to the Landlord at the following address: GLEN F. CEILEY AND BARBARA A. CEILEY REVOCABLE TRUST 304 Evening Star Lane, Newport Beach, CA 62660 (714) 693-2901_______________________ and will be deemed to have been given on the date shown on the postmark of the envelope in which such notice is mailed.
18.	The Tenant may not assign any rights under this Option separately from all of the Tenant's other rights under this Lease. No assignment may be made without the Landlord's prior written consent.
19.	The Landlord warrants to the Tenant that the Landlord is the legal owner of the Premises and has the legal right to sell the Premises under the terms and conditions of this Lease.
20.	If the Option is exercised, the following provisions will be applicable:
a.	The Tenant will take title to the Premises subject to any of the following exceptions (the "Permitted Exceptions"):
i.	real estate taxes not yet due at the time of closing;
ii.	covenants, conditions, zoning laws and ordinances, reservations, rights, public and private easements then on record, if any; and
iii.	liens or encumbrances involving an ascertainable amount that will be paid off or removed by the Landlord upon the closing of this purchase.

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b.	Unless otherwise extended by other terms of this Lease, the closing will be held within the latter of 120 days from exercise of the Option or the removal of any exceptions, outside of the Permitted Exceptions, to the title by the Landlord.
c.	Rents, real estate taxes and other expenses of the Premises will be prorated as of the date of the closing date. Security deposits, advance rentals or considerations involving future lease credits will be credited to the Tenant.
d.	The Parties acknowledge that the availability of financing and purchase costs cannot be guaranteed. The Parties agree that these items will not be conditions of performance of this Lease or this Option and the Parties agree they have not relied upon any other representations or warranties by brokers, sellers or any other parties which are not set out in this Lease.
e.	No later than 30 days from the exercise of this Option, the Landlord will provide the Tenant the following documents (the "Seller Disclosure"):
i.	a property condition disclosure, signed and dated by the Landlord;
ii.	a commitment for the policy of title insurance; and
iii.	written notice of any claims and/or conditions known to the Landlord relating to environmental problems or building or zoning code violations.
f.	The Tenant has 45 days from the date of receipt of the Seller Disclosure to examine the title to the Premises and to report, in writing, any valid objections. Any exceptions to the title which would be disclosed by examination of the records will be deemed to have been accepted unless reported in writing within 45 days. If the Tenant objects to any exceptions to the title, the Landlord will use all due diligence to remove such exceptions at the Landlord's own expense within 60 days. But if such exceptions cannot be removed within the 60 days allowed, all rights and obligations under this Option may, at the election of the Tenant, terminate and end unless the Tenant elects to purchase the Premises subject to such exceptions.
g.	Upon the completion of the closing, all rights and obligations under the Lease (other than the Option) will cease to exist and the Parties will have no further rights or claims against each other concerning the Lease.

Quiet Enjoyment

21.	The Landlord covenants that on paying the Rent and performing the covenants contained in this Lease, the Tenant will peacefully and quietly have, hold, and enjoy the Premises for the agreed term.

Distress

22.	If and whenever the Tenant is in default in payment of any money, whether hereby expressly reserved or deemed as rent, or any part of the rent, the Landlord may, without notice or any form of legal process, enter upon the Premises and seize, remove and sell the Tenant's goods, chattels and equipment from the Premises or seize, remove and sell any goods, chattels and equipment at any place to which the Tenant or any other person may have removed them, in the same manner as if they had remained and been distrained upon the Premises, all notwithstanding any rule of law or equity to the contrary, and the Tenant hereby waives and renounces the benefit of any present or future statute or law limiting or eliminating the Landlord's right of distress.

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Overholding

23.	If the Tenant continues to occupy the Premises without the written consent of the Landlord after the expiration or other termination of the Term, then, without any further written agreement, the Tenant will be a month-to-month tenant at a minimum monthly rental equal to twice the Base Rent and subject always to all of the other provisions of this Lease insofar as the same are applicable to a month-to-month tenancy and a tenancy from year to year will not be created by implication of law.

Additional Rights on Reentry

24.	If the Landlord reenters the Premises or terminates this Lease, then:
a.	notwithstanding any such termination or the Term thereby becoming forfeited and void, the provisions of this Lease relating to the consequences of termination will survive;
b.	the Landlord may use such reasonable force as it may deem necessary for the purpose of gaining admittance to and retaking possession of the Premises and the Tenant hereby releases the Landlord from all actions, proceedings, claims and demands whatsoever for and in respect of any such forcible entry or any loss or damage in connection therewith or consequential thereupon;
c.	the Landlord may expel and remove, forcibly, if necessary, the Tenant, those claiming under the Tenant and their effects, as allowed by law, without being taken or deemed to be guilty of any manner of trespass;
d.	in the event that the Landlord has removed the property of the Tenant, the Landlord may store such property in a public warehouse or at a place selected by the Landlord, at the expense of the Tenant. If the Landlord feels that it is not worth storing such property given its value and the cost to store it, then the Landlord may dispose of such property in its sole discretion and use such funds, if any, towards any indebtedness of the Tenant to the Landlord. The Landlord will not be responsible to the Tenant for the disposal of such property other than to provide any balance of the proceeds to the Tenant after paying any storage costs and any amounts owed by the Tenant to the Landlord;

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e.	the Landlord may relet the Premises or any part of the Premises for a term or terms which may be less or greater than the balance of the Term remaining and may grant reasonable concessions in connection with such reletting including any alterations and improvements to the Premises;
f.	after reentry, the Landlord may procure the appointment of a receiver to take possession and collect rents and profits of the business of the Tenant, and, if necessary to collect the rents and profits the receiver may carry on the business of the Tenant and take possession of the personal property used in the business of the Tenant, including inventory, trade fixtures, and furnishings, and use them in the business without compensating the Tenant;
g.	after reentry, the Landlord may terminate the Lease on giving 5 days' written notice of termination to the Tenant. Without this notice, reentry of the Premises by the Landlord or its agents will not terminate this Lease;
h.	the Tenant will pay to the Landlord on demand:
i.	all rent, Additional Rent and other amounts payable under this Lease up to the time of reentry or termination, whichever is later;
ii.	reasonable expenses as the Landlord incurs or has incurred in connection with the reentering, terminating, reletting, collecting sums due or payable by the Tenant, realizing upon assets seized; including without limitation, brokerage, fees and expenses and legal fees and disbursements and the expenses of keeping the Premises in good order, repairing the same and preparing them for reletting; and
iii.	as liquidated damages for the loss of rent and other income of the Landlord expected to be derived from this Lease during the period which would have constituted the unexpired portion of the Term had it not been terminated, at the option of the Landlord, either:
1.	an amount determined by reducing to present worth at an assumed interest rate of twelve percent (12%) per annum all Base Rent and estimated Additional Rent to become payable during the period which would have constituted the unexpired portion of the Term, such determination to be made by the Landlord, who may make reasonable estimates of when any such other amounts would have become payable and may make such other assumptions of the facts as may be reasonable in the circumstances; or
2.	an amount equal to the Base Rent and estimated Additional Rent for a period of six (6) months.

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Renewal of Lease

25.	Upon giving written notice no later than 90 days before the expiration of the term of this Lease, the Tenant may renew this Lease for an additional 5 (five) year term. All terms of the renewed lease will be the same except for any signing incentives/inducements and this renewal clause.

Utilities and Other Costs

26.	The Tenant is responsible for the direct payment of the following utilities and other charges in relation to the Premises: electricity, natural gas, water, sewer, telephone, internet and cable.

Insurance

27.	The Tenant is hereby advised and understands that the personal property of the Tenant is not insured by the Landlord for either damage or loss, and the Landlord assumes no liability for any such loss. The Tenant is advised that, if insurance coverage is desired by the Tenant, the Tenant should inquire of Tenant's insurance agent regarding a Tenant's policy of insurance.
28.	The Tenant is responsible for insuring the Landlord's contents and furnishings in or about the Premises for either damage and loss for the benefit of the Landlord.
29.	The Tenant is responsible for insuring the Premises for damage or loss to the structure, mechanical or improvements to the Building on the Premises for the benefit of the Tenant and the Landlord. Such insurance should include such risks as fire, theft, vandalism, flood and disaster.
30.	The Tenant is responsible for insuring the Premises for liability insurance for the benefit of the Tenant and the Landlord.

Abandonment

31.	If at any time during the Term, the Tenant abandons the Premises or any part of the Premises, the Landlord may, at its option, enter the Premises by any means without being liable for any prosecution for such entering, and without becoming liable to the Tenant for damages or for any payment of any kind whatever, and may, at the Landlord's discretion, as agent for the Tenant, relet the Premises, or any part of the Premises, for the whole or any part of the then unexpired Term, and may receive and collect all rent payable by virtue of such reletting, and, at the Landlord's option, hold the Tenant liable for any difference between the Rent that would have been payable under this Lease during the balance of the unexpired Term, if this Lease had continued in force, and the net rent for such period realized by the Landlord by means of the reletting. If the Landlord's right of reentry is exercised following abandonment of the premises by the Tenant, then the Landlord may consider any personal property belonging to the Tenant and left on the Premises to also have been abandoned, in which case the Landlord may dispose of all such personal property in any manner the Landlord will deem proper and is relieved of all liability for doing so.

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Governing Law

32.	It is the intention of the Parties to this Lease that the tenancy created by this Lease and the performance under this Lease, and all suits and special proceedings under this Lease, be construed in accordance with and governed, to the exclusion of the law of any other forum, by the laws of the , without regard to the jurisdiction in which any action or special proceeding may be instituted.

Severability

33.	If there is a conflict between any provision of this Lease and the applicable legislation of the State of California (the 'Act'), the Act will prevail and such provisions of the Lease will be amended or deleted as necessary in order to comply with the Act. Further, any provisions that are required by the Act are incorporated into this Lease.

Assignment and Subletting

34.	The Tenant will not assign this Lease in whole or in part, nor sublet all or any part of the Premises, nor grant any license or part with possession of the Premises or transfer to any other person in whole or in part or any other right or interest under this Lease (except to a parent, subsidiary or affiliate of the Tenant), without the prior written consent of the Landlord in each instance, which consent will not be unreasonably withheld so long as the proposed assignment or sublease complies with the provisions of this Lease.
35.	Notwithstanding any assignment or sublease, the Tenant will remain fully liable on this Lease and will not be released from performing any of the terms, covenants and conditions of this Lease.
36.	If the Lease is assigned or if the Premises or any part of the Premises are sublet or occupied by anyone other than the Tenant, the Landlord may collect rent directly from the assignee, subtenant or occupant, and apply the net amount collected, or the necessary portion of that amount, to the rent owing under this Lease.
37.	The prohibition against assigning or subletting without the consent required by this Lease will be constructed to include a prohibition against any assignment or sublease by operation of law.
38.	The consent by the Landlord to any assignment or sublease will not constitute a waiver of the necessity of such consent to any subsequent assignment or sublease.

Bulk Sale

39.	No bulk sale of goods and assets of the Tenant may take place without first obtaining the written consent of the Landlord, which consent will not be unreasonably withheld so long as the Tenant and the Purchaser are able to provide the Landlord with assurances, in a form satisfactory to the Landlord, that the Tenant’s obligations in this Lease will continue to be performed and respected, in the manner satisfactory to the Landlord, after completion of the said bulk sale.

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Maintenance

40.	The Tenant will, at its sole expense, keep and maintain the Premises and appurtenances in good and sanitary condition and repair during the Term and any renewal of this Lease.
41.	The Tenant will be responsible at its own expense to replace all electric light bulbs, tubes, ballasts or fixtures serving the Premises.
42.	The Tenant will professionally steam clean any carpets on a yearly basis and at the termination of this Lease or the Landlord may charge the Tenant.

Care and Use of Premises

43.	The Tenant will promptly notify the Landlord of any damage, or of any situation that may significantly interfere with the normal use of the Premises.
44.	Vehicles which the Landlord reasonably considers unsightly, noisy, dangerous, improperly insured, inoperable or unlicensed are not permitted in the Tenant's parking stall(s), and such vehicles may be towed away at the Tenant's expense. Parking facilities are provided at the Tenant's own risk. The Tenant is required to park in only the space allotted to them.
45.	The Tenant will not make (or allow to be made) any noise or nuisance which, in the reasonable opinion of the Landlord, disturbs the comfort or convenience of other tenants.
46.	The Tenant will not engage in any illegal trade or activity on or about the Premises.
47.	The Landlord and Tenant will comply with standards of health, sanitation, fire, housing and safety as required by law.

Surrender of Premises

48.	At the expiration of the lease term, the Tenant will quit and surrender the Premises in as good a state and condition as they were at the commencement of this Lease, reasonable use and wear and damages by the elements excepted.

Hazardous Materials

49.	The Tenant will not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might unreasonably increase the danger of fire on the Premises or that might be considered hazardous by any responsible insurance company.

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Rules and Regulations

50.	The Tenant will obey all rules and regulations posted by the Landlord regarding the use and care of the Building, parking lot and other common facilities that are provided for the use of the Tenant in and around the Building on the Premises.

Access Inspection

51.	The Premises has been inspected by a Certified Access Specialist, and the Tenant acknowledges receiving the information required by section 1938 of the California Civil Code (the "Access Disclosure") at least 48 hours prior to executing this Lease. The Tenant will keep the Access Disclosure confidential.
52.	The Access Disclosure is provided only to comply with section 1938 of the California Civil Code and is not a warranty or representation under the Lease or of any current or future compliance with accessibility standards regarding the Premises.

General Provisions

53.	Any waiver by the Landlord of any failure by the Tenant to perform or observe the provisions of this Lease will not operate as a waiver of the Landlord's rights under this Lease in respect of any subsequent defaults, breaches or nonperformance and will not defeat or affect in any way the Landlord's rights in respect of any subsequent default or breach.
54.	This Lease will extend to and be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns, as the case may be, of each party to this Lease. All covenants are to be construed as conditions of this Lease.
55.	All sums payable by the Tenant to the Landlord pursuant to any provision of this Lease will be deemed to be Additional Rent and will be recoverable by the Landlord as rental arrears.
56.	Where there is more than one Tenant executing this Lease, all Tenants are jointly and severally liable for each other's acts, omissions and liabilities pursuant to this Lease.
57.	Time is of the essence in this Lease.
58.	This Lease will constitute the entire agreement between the Landlord and the Tenant. Any prior understanding or representation of any kind preceding the date of this Lease will not be binding on either party to this Lease except to the extent incorporated in this Lease. In particular, no warranties of the Landlord not expressed in this Lease are to be implied.

IN WITNESS WHEREOF the Parties to this Lease have duly affixed their signatures under hand and seal, or by a duly authorized officer under seal, on this 26th day of July, 2019.

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/S/ JOSH UHLICH 7-26-19	/S/ GLEN F. CEILEY, TRUSTEE
Witness	GLEN F. CEILEY AND BARBARA A. CEILEY
REVOCABLE TRUST

/S/ JOSH UHLICH 7-26-19	BISCO INDUSTRIES
Witness
	Per:	/S/ DON WAGNER
President and COO